Haibo SYM, Inc.

Code of Ethics for Directors, Officers and Employees

I. OVERVIEW

Haibo SYM, Inc. Code of Ethics for Directors, Officers and Employees (this "Code") sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of Haibo SYM, Inc.. (referred to in this Code as the "Company"). All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them.

The purpose of this Code is to:

•Promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•Promote full, fair, accurate, timely and understandable disclosure;

•Promote compliance with applicable laws and governmental rules and regulations;

•Ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

•Deter wrongdoing.

Haibo SYM, Inc.’s Chief Executive Officer, Chief Financial Officer and (if different) principal accounting officer or controller or persons performing similar functions are covered by a separate Code of Ethics for CEO and Senior Financial Officers.

II. PRINCIPLES

Complying with Laws, Regulations, Policies and Procedures

All directors, officers and employees of the Company are expected to carry out their responsibilities in compliance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with the Company. Employees are responsible for talking to their manager or compliance officer to determine which laws, regulations and the Company policies apply to their position and what training is necessary to understand and comply with them.

Insider Trading

It is against Company policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to the Company or any other company when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. No director, officer or employee may purchase or sell any of the Company's securities while in possession of material nonpublic information relating to the Company. Also, no director, officer or employee may purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company obtained in the course of employment with, or other services performed on behalf of, the Company. Employees who have access to confidential information are not permitted to use or share that information for any purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees' trading in securities of the Company. This policy has been distributed to every employee. If you have any questions, please consult the Company's General Counsel of the Company.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of securities of the Company or of any other company that he or she is familiar with by virtue of his or her work for the Company should consult with the Company's Attorney.

Conflicts of Interest

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management or Company General Counsel of the Company. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Corporate Opportunity

Directors, officers and employees owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Company's General Counsel of the Company.

Confidentiality

In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, clients, suppliers or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is specifically authorized by the General Counsel of the Company or required by laws, regulations or legal proceedings. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company's customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Protection and Proper Use of the Company Assets

All directors, officers and employees should protect the Company's assets and ensure their efficient use. All the Company assets should be used for legitimate business purposes.

Disclosure

Each director, officer or employee involved in the Company's disclosure process, including without limitation Haibo SYM, Inc.’s Chief Executive Officer, the Chief Financial Officer and (if different) principal accounting officer or controller or persons performing similar functions (the "Senior Financial Officers"), is required to be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility. In addition, each Senior Financial Officer having direct or supervisory authority regarding public reports and documents filed by the Company with the Securities and Exchange Commission ("SEC"), to the extent the Company is then required to file any public report or document with the SEC pursuant to applicable law, rule or regulation, or the Company's other public communications concerning its general business, results, financial condition and prospects shall:

(i)ensure that all public reports and documents filed by the Company with the SEC comply in all material respects with applicable laws, rules or regulations and rules or regulations of the national securities exchange or association on which the Company's securities are then listed, and

(ii)to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved with the Company's disclosure process, including without limitation the Senior Financial Officers, must:

•Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

•Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

•Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

•Provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

Financial Statements and Other Records

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult Company General Counsel of the Company.

III. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Reporting Illegal or Unethical Behavior

Haibo SYM, Inc.’s Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors or the appropriate contact in the Company's Law or Audit Departments. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the General Counsel of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the Audit Committee. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.

Any questions relating to how this Code should be interpreted or applied should be addressed to the General Counsel of the Company. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the General Counsel of the Company.

Each director, officer or employee must:

•Notify the General Counsel of the Company promptly of any existing or potential violation of this Code

•Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Audit Committee and the General Counsel of the Company shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, in the case of a director or executive officer, or the General Counsel of the Company, in the case of any other employee.

Accounting Complaints

The Company's policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee in accordance with the Company's Whistleblower Policy and Procedures. Subject to its legal duties, the Audit Committee and the Board of Directors of Haibo SYM, Inc. (the "Board") will treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

IV. Amendment, Modification and Waiver

This Code may be amended or modified by the Board.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board or the Audit Committee, and must be promptly disclosed as required by the Securities Exchange Act of 1934 and the rules thereunder (if the Company is then subject to such laws) and the applicable rules of any national securities exchange or association on which the Company's securities may then be listed. Any waiver for other employees may be made only by the General Counsel of the Company.